Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SP Plus Corporation Long-Term Incentive Plan, as Amended and Restated, of our reports dated February 22, 2021, with respect to the consolidated financial statements of SP Plus Corporation and the effectiveness of internal control over financial reporting of SP Plus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 14, 2021